IMMUCELL CORPORATION AND SUBSIDIARY

                          Exhibit 10.25

Amendment No. 5 to Agreement for Exclusivity between Advanced Separation Technologies, Inc. and the Registrant dated October 2, 1997.

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                      AMENDMENT TO AGREEMENT
                          FOR EXCLUSIVITY
                          OCTOBER 2, 1997

     THIS AMENDMENT ("The Amendment") to AGREEMENT FOR EXCLUSIVITY IN PROTEIN SEPARATION OF MILK OR WHEY PROTEINS (the "Agreement" dated August 30, 1993) is made this 2nd day of October, 1997, by and between ImmuCell Corporation, a Delaware Corporation with its principal place of business at 56 Evergreen Drive, Portland, Maine 04103 ("ImmuCell") and Advanced Separation Technologies, Inc., a Florida corporation with its principal place of business at 5315 Great Oak Drive, Lakeland, Florida 33801 ("AST").

                             RECITALS

A.) ImmuCell and AST have entered into an Agreement for Exclusivity, dated August 30, 1993 (Agreement), pursuant to which AST granted ImmuCell certain rights in return for meeting certain purchase requirements.

B.) ImmuCell and AST have amended the Agreement on November 5, 1993, January 14, 1994, December 16, 1994, May 3, 1995, November 15, 1995
     and June 26, 1996.

C.)  ImmuCell and AST desire to amend the Agreement again.


NOW THEREFORE, in consideration of the mutual convenants and conditions contained herein, the parties hereto agree as follows:

1.) Article II, Section 2.5 of the Agreement is deleted in its entirety and replaced with the following:

          "2.5 In order to maintain its exclusive rights, ImmuCell or any sublicensee of ImmuCell shall place orders for commercial ISEP<reg-trade-mark> Systems as defined in Section 2.4 per the following schedule. The order of each machine shall extend the period of exclusivity to use the ISEP Systems and ISEP Technology in the Field of Use to the date on which the order of each subsequent ISEP System is required:
          Second ISEP System: on or before December 1, 1997
          Third ISEP System:  on or before June 30, 1999
          Fourth ISEP System: on or before December 31, 2000
          Fifth ISEP System:  on or before June 30, 2002
          Sixth ISEP System:  on or before June 30, 2003
          Seventh ISEP System:on or before June 30, 2004
          Eighth ISEP System: on or before June 30, 2005


          The order of the eighth ISEP System on or before June 30, 2005 will keep the license exclusive through December 31, 2005.
          Price escalation will be 1% above the consumer price index on the second and subsequent purchases of commercial ISEP Systems. In no case shall the time interval between purchases of ISEP Systems exceed 30 months if exclusivity on the license is to be maintained."

2.) Article II, Section 2.11 that was added in the November 1995 amendment should be deleted in its entirety and replaced with the following:

          "2.11 ImmuCell may grant written sublicenses to third parties, except that no sublicense may be granted by ImmuCell to any manufacturer of ion exchange or chromatography process equipment. Any agreement in which ImmuCell grants a sublicense to buy and use ISEP Systems in the Field of Use shall state that the sublicense is subject to all terms and conditions of this Agreement except Section 2.1."

3.) Article III, Section 3.1 should be deleted in its entirety and replaced with the following:

          "3.1 The term of this Agreement and the Grant of Exclusivity included herein shall commence August 30, 1993 and shall continue through December 31, 2005, subject to Section 3.2 below."

4.) Article III, Section 3.2 should be deleted in its entirety and replaced with the following:

          "3.2 AST may terminate this Agreement upon 60 days written notice if:

          3.2.1 Conditions in Section 2.1, 2.2, 2.3, 2.7, 2.8, 2.9, 2.10
          or 2.11 are not met.

          3.2.2 ImmuCell becomes party to bankruptcy or insolvency proceedings, or to proceedings involving a composition among creditors, or makes an assignment for the benefit of creditors.

Any termination of the Agreement will not affect the rights of ImmuCell or any sublicensee to continue to use the ISEP Systems/ISEP Technology previously purchased under this Agreement for the purification of milk and whey proteins included in the Field of Use."

5.)  Article III, Section 3.3 shall be deleted in its entirety and replaced by:

          "3.3 AST shall have the right to change the exclusive license granted in 2.0 to a non-exclusive license if ImmuCell fails to meet the conditions of Section 2.4, 2.5 or 2.6."

6.) ImmuCell agrees to advance the payment of $34,000 initially due to AST on January 15, 1998 by one month to December 15, 1997 to maintain exclusivity.

7.) All other provisions of the Agreement remain unchanged and in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the day and year first above written.

IMMUCELL CORPORATION       ADVANCED SEPARATION TECHNOLOGIES, INC.

By:/S/ THOMAS C. HATCH     By: /S/ STEVEN WEISS

Date: OCTOBER 2, 1997      Date:  OCTOBER 2, 1997